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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   SCHEDULE TO
                             TENDER OFFER STATEMENT
    UNDER SECTION 14(D)(1) OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

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                                U.S. FOODSERVICE
                            (Name of Subject Company)

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                      KONINKLIJKE AHOLD N.V. (ROYAL AHOLD)
                             SNOW ACQUISITION, INC.
                            (Names of Filing Persons)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE,
                         (Title of Class of Securities)

                                    90331R101
                      (CUSIP Number of Class of Securities)

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                             TON VAN TIELRADEN, ESQ.
                             KONINKLIJKE AHOLD N.V.
                                ALBERT HEIJNWEG 1
                                 1507 EH ZAANDAM
                                 THE NETHERLANDS
                               011-31-75-659-9111
            (Name, Address and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

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                                    Copy to:
                               JOHN M. REISS, ESQ.
                             OLIVER C. BRAHMST, ESQ.
                                WHITE & CASE LLP
                           1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 819-8200

                            CALCULATION OF FILING FEE
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 Transaction Valuation*                           Amount of Filing Fee
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Not applicable                                       Not applicable
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* Set forth the amount on which the filing  fee is  calculated  and state how it was  determined.
[ ] Check the box if any part of the fee is offset as provided by Rule 0-11 (a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     Amount Previously Paid:    None.
     Form or Registration No:   Not applicable.
     Filing Party:              Not applicable.
     Date Filed:                Not applicable.
[X]  Check  the  box  if  the  filing   relates   solely  to   preliminary
     communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
[ ] third-party tender offer subject to Rule 14d-1.
[ ] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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